Exhibit 99.1

Certain statements in this presentation relate to future results that are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

PRESENTATION OF QUARTER 3 RESULTS

Presentation of Gordon Reichard, Jr., Chief  Executive Officer

Good morning everyone and thank you for attending ISCO International’s Q3 2008 earnings call.

I am taking the call from San Francisco today since I have been with our west coast customers all week.

Consistent with our previous calls, I will divide my comments today into three distinct categories:
I.	First I will address Q3 results and immediate challenges facing the company,
II.	Second I will review the status of our longer term plan to turn ISCO around and put it on a stable, sound growth path, and
III.	Third I will focus on execution. I will highlight current activities and successes because, while slow, we are making progress regardless of the terrible economy impacting us all.

In all cases there are customer specific successes and activities that I cannot disclose without jeopardizing our business and our future with those customers.

Please note, this morning’s call will be focused almost entirely on ISCO’s core hardware business.  My vision and related forward looking statements are exclusive to the ongoing core hardware business which will become our exclusive business.

As I indicated in last quarter’s earnings call and in other public disclosures, we have been “committed to continuing our analysis of all strategic options available to us for our various lines of business.”  This included, of course, the Clarity software business.

I also stated previously, as a condition of the funding we received in August, “we were to continue to evaluate the company’s various lines of business.”  As result we continue to refine our strategy to spend our limited available funds where they will be most productive while  reducing or eliminating spending in non-core areas.

In line with these statements, we initiated a formal process to sell Clarity.  It was an extensive process that included discussions with a number of potential buyers.  We received and evaluated a number of offers and have now executed a non-binding letter of intent.  We believe that a definitive agreement will be executed by the end of November and that the sale will be closed at that time or shortly thereafter.

This will be the last I speak of Clarity in my discussion this morning, though I will answer your questions during the Q&A session as best I can.

I. Let’s look at Q3 and Immediate Challenges.

As you are aware from the Q3 results that Gary has already shared with you, our top line revenue performance for the hardware business was weak but not surprising for a number of reasons we will review this morning.  But more importantly, key cost and net income numbers are beginning to reflect the positive results of activities we initiated as part of our turn around strategy.

For the ISCO hardware business, the operating loss in Q3 was $1.35 million, an improvement of $221 thousand over Q3 2007.  The gross margin percentage also improved year over year by 4 percentage points.

Impacting revenue were three principal factors:
1.
As was the case with any other manufacturer providing infrastructure equipment to the wireless service providers, capital spending has been under pressure.  Service provider spending directly and immediately impacts our revenue.  In Q3, as global economic conditions deteriorated and capital intensive businesses found it difficult to secure financing and began to cut costs, the impact was negative.   I’ll come back to this topic in the next section and talk about the sales plan we are putting in place to reduce the impact of quarterly swings in capital spending.

2.
We had to rebuild our sales team from nearly the ground up.  During the quarter, we took our sales and business development team down to its core and started to rebuild with the profile necessary to implement our long-term value driven, solutions sales approach.

3.	And third, we were finalizing and then implementing our plans to focus our activities and eliminate costly distractions from our business.

We have had multiple initiatives and decisions showing positive results in the management of our operating expenses:
1.	The personnel reductions that occurred during Q2 produced savings in Q3. This includes the expiration of severance payments and reduced head count.
2.
The use of the magis group versus hiring full-time employees to design and implement our marketing plan reduced overall operating expenses.  Using the magis resources provided a less costly alternative than the full-time equivalent dedicated resources.  Once our top-line revenue starts showing results, we can hire the full time employees.

3.
More important and certainly more exciting, we continue to focus our efforts on our higher-margin value add Adaptive Interference Mitigation products and  we are starting to see positive returns from that focus.

We are continuing to work closely with our lenders regarding future funding.  We continue to manage our costs, we have sufficient real prospects in our pipeline and we are aggressively working to close Q4 orders but, particularly given the state of the economy and the unknown status of our customers’ budgets along with recent industry consolidation, we can not be certain that we will achieve all our short term revenue goals.

We believe that our plan is been sound and that both our current AIM solutions and our new products are very promising. And though we still have a very steep hill to climb, we have what we believe is a reasonably good chance to have a solid Q4 and we will continue to fight for the revenues and funding we require to get us to cash flow positive operations in 2009.

II. Now let’s review our long-term focus on getting ISCO turned around and on a path to stable, consistent growth.

Our strategy remains simple, we will focus on value add solutions that provide benefits to our customers versus being purely a provider of technology.  Our solutions will improve the value of our customers’ networks by:
-	increasing cell site capacity,
-	providing better utilization of their spectrum,
-	improving the quality of their service by reducing dropped calls and improving data transfer rates,
-	increasing cell site coverage, and
-	doing all of this at a lower cost than is available through alternative methods.

Our sales approach, supporting materials and programs all focus on providing these value propositions to our customers.  I have spent the last 60 days focused on our customers and marketing initiatives and I can tell you first hand this approach works and customer reception has been positive.  Customers have told me, “I did not know you existed”, “We definitely have these problems and see how your solutions can help” and “We should give ISCO a try since the value seems obvious.”  This all supports the plan currently being implemented.  We need to touch our customers more at both the corporate national level and the local market level and we now have the infrastructure and the focus in place to do it.

This is not easy because the message has to be communicated:  it takes time and it takes the right sales and support team, but it works.  Once the customer understands our value proposition, they realize their potential return on the investment and they begin to move to purchase our product.

As stated before however, this all takes time and requires patience.  And the general state of the economy is not helping.

Regardless, our plan as I have reviewed with you in the past includes adding more new customers for revenue diversification, adding new distribution channels, increased awareness among consultants and other influencers, establishing new OEM arrangements and expanding our presence with our current customers.  We are making progress on ALL fronts.

Since March to date:
1.	we have added a significant new international customer Telesur who continues to show interest in our AIM products with continuing plans to purchase more on an ongoing basis,
2.	we have added a new significant north American wireless carrier who continues to increase purchases of our AIM products,
3.	we have expanded our presence with existing customers US Cellular, Verizon and Alltel,
4.	we have signed a significant north American distributor that will be announced in concert with a customer promotional program before the end of this year,
5.	we have started to rebuild our sales and marketing engine with our first two new hires coming on board during October,
6.	We have a number of International prospects entering into evaluations and trials starting as soon as this month,
7.
we have delivered on our first OEM engagement with a major provider of medical devices helping them improve the performance of certain wireless products and are now discussing the next phase of the project to use our signal processing technology and associated know how,

8.
we have spoken at a number of industry engagements and chaired conference calls with consulting firms, educating the marketplace about ISCO and the benefits of our Adaptive Interference Mitigation solution, and

9.	we have established a strategic partner in India and are now actively working three opportunities in that very challenging marketplace.

We have honed our messaging and positioning, we are diversifying our revenue, we are expanding our presence and we are beginning the building of our new sales marketing engine.  Not bad, but we are still early in rebuilding process.  We have to deal with a very challenging global economy and we have to become a solution that is required by our customers versus a “nice to have” tactical product purchased on an as needed basis.

As I have stated before, we believe that establishing the foundation will result in the longer term, sustainable performance for our shareholders.

We are now into the third month of a twelve month plan to turn around and grow ISCO.  The initial objectives of the plan were cost reductions, staff related changes, creation of new channels, refocusing on AIM products, new programs(?) and beginning the transition to a sales & marketing oriented organization.  We are on our way to achieving each of these things and have begun to see positive results from our initiatives.

III. This brings us to the final portion of this morning’s call – current activities, progress and successes.

While I have touched on some of the key activities above I want to expand on a few significant, key, positive activities currently underway.

With the agreement now signed, we are scheduling the training for our new North American distributor’s sales force.  They have a large sales force that has the ability to sell our AIM products not only in the U.S. but Internationally over time.  This distributor will significantly expand our customer reach.  We will likely not see incremental order activity or revenue from this distributor this year but we plan for them to play an important role in 2009.

Now the news you have all been waiting to hear for over 12 months.  The first DIF units are complete and have been shipped to Europe for evaluation and field trial.  Key people from our R&D staff are currently in Europe assisting with the lab evaluation.  If the evaluation is successful, the units will be moved into the field and go immediately into a field trial.

The product along with a new name will be launched in two phases after the first of the year.  We will launch the product first in Europe followed by the U.S. introduction shortly there after.

This product is truly the first of its kind in the industry and, if the trials are as successful as we believe they will be, ISCO will be able to deliver a solution and value proposition not available from any other source.  In our lab, the DIF is performing as designed and reacting to interference within 150 micro second.  This opens a host of new applications and markets to ISCO.

We are implementing a new sales strategy that is intended to move us towards achieving a “required product designation” with our customers.  Early results from this approach are positive but we are less than 60 days into it.

We are disappointed with our success in Europe to date but are optimistic about progress we are now beginning to see resulting from changes that we have recently put in place.  Pending new trials resulting from our Try & Buy program coupled with different newly engaged SFE agents are showing positive signs.

On balance we are executing successfully against our tactical objectives:
-	the completed DIF is now in customer trials,
-	new programs have been launched,
-	new sales people have been hired,
-	new channels have been established,
-	new customers have been secured,
-	and so on.

A successful DIF trial and subsequent product launches, coupled with revenue contribution from our new distributor and continuing traction from our new sales strategy all point to a change in momentum.  So at this point, we are not satisfied with the year’s revenue performance but we believe we have the right pieces in place to produce positive results.

Thank you for your attention today and we are now ready to answer your questions.